Exhibit (g.)(1)

Form of

INVESTMENT ADVISORY AGREEMENT

BETWEEN

ALDA CAPITAL CORPORATION

 AND

ALDA CAPITAL MANAGER, LLC
This Investment Advisory Agreement (this “Agreement”) is made and entered into as of ______, 2011, by and between ALDA Capital Corporation, a Maryland corporation (“Company”), and ALDA Capital Manager, LLC, a Delaware limited liability company (the “Adviser”).

Recitals

A.           The Company is a non-diversified, closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

B.           The Adviser is an investment adviser that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
C.           The Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and subject to the conditions hereinafter set forth, and the Adviser desires to provide such services.
Accordingly, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.           Duties of the Adviser.

(a)          Retention of Adviser.  The Company hereby retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth:

(i)           in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form N-2 (File No. 333-172835) initially filed on March 15, 2011 (as the same shall be amended from time to time);

(ii)          in accordance with the Investment Company Act and the Advisers Act; and

(iii)         in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws as the same shall be amended from time to time.

(b)          Responsibilities of Adviser.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)           determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)          identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)         perform due diligence on prospective portfolio companies;

(iv)        determine the securities and other assets that the Company will purchase, retain, or sell;

(v)         supervise and monitor the Company’s investments;

(vi)        assist the Company in the performance of its obligations in respect of its portfolio companies;

(vii)       provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds;  and

(viii)      cooperate with the Company and its officers and agents in the performance of their duties and responsibilities, including coordination with the Chief Compliance Office of the Company as directed by the Board.

(c)          Power and Authority.  Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser,  subject to oversight an approval of the Board, shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).  If and to the extent required by the Investment Company Act, the Adviser will join with the Company to seek required exemptive orders or other relief for the Company or the Adviser.

(d)          Acceptance of Employment.  The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(e)          Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company.

(i)           The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser.

(ii)          Any sub-advisory agreement entered into by the Adviser shall be approved as required by, and contain terms complying with, the requirements of the Investment Company Act, including without limitation the requirements relating to Board and Company shareholder approval thereunder, and other applicable federal and state law.

(iii)         Any Sub-Adviser shall be subject to the same fiduciary duties, obligations and liabilities imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law; each Sub-Advisor will have direct primary liability to the Company; and the Company shall be made a third party beneficiary of each sub-advisory agreement.

(f)          Independent Contractor Status.  The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g)          Record Retention.  The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2.           Allocation of Responsibilities, and Expenses Payable by the Company or the Adviser.

(a)          Adviser Personnel.

(1)           All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

(2)           If and to the extent that personnel of the Adviser are delegated to serve as officers, employees or agents for the Company (but not as a director of the Company) to provide services unrelated to the investment activities of the Company, the Adviser may request reimbursement of such costs and expenses as it may incur in connection with the provision of such personnel

(b)          Costs.   The Company shall bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to: organization and offering; calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser payable to third parties, including agents, consultants or other parties in monitoring financial and legal affairs for the Company and in providing administrative services, monitoring the Company’s investments and performing due diligence on its portfolio companies; interest payable on debt, if any, incurred to finance the Company’s investments; sales and purchases of the Company’s common stock and other securities; administration fees, if any, payable under the Administration Agreement between the Company and ALDA Service Company, LLC (the “Administrator”), the Company’s administrator; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange; federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under the Administration Agreement between the Company and the Administrator based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s chief compliance officer and chief financial officer and their respective staffs to the extent they are providing services to the Company and not the Company’s affiliated parties.

(c)          Periodic Reimbursement. Expenses incurred by the Adviser on behalf of the Company and payable pursuant to this Section 2 shall be reimbursed no less than monthly to the Adviser. The Adviser shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.  No such payment shall be issued prior to approval of the payment by the Board, or by a Director designated for that purpose who is not an interested person of the Adviser.

3.           Compensation of the Adviser.

(a)          General.  The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth.  The cost of both the Base Management Fee and the Incentive Fee will ultimately be borne by the Company’s common stockholders.  The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.  To the extent permitted by applicable law, the Adviser may elect, or the Company may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.  See Appendix A for examples of how these fees are calculated.

(b)          Base Management Fee.  The Base Management Fee shall be calculated at an annual rate of 2.0% of the Company’s gross assets on the last business day of a calendar quarter.  The Base Management Fee shall be payable quarterly in arrears. The Base Management Fee will be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any equity or debt capital raises, repurchases or redemptions during the current calendar quarter.  Base Management Fees for any partial month or quarter will be appropriately pro rated.

(c)          Incentive Fee.  The Incentive Fee shall consist of two parts, as follows:

(i)          The first part, referred to as the “Subordinated Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. The payment of the Subordinated Incentive Fee on Income shall be subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on Adjusted Capital (as defined below) at the beginning of the most recently completed calendar quarter, of 1.706% (7.0% annualized based on a 360-day calendar year), subject to a “catch up” feature (as described below).

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under this Agreement and any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee).  Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

For purposes of this fee, “Adjusted Capital” shall mean cumulative gross proceeds generated from sales of the Company’s common shares (including proceeds from the Company’s distribution reinvestment plan) reduced for distributions from non-liquidating dispositions of the Company’s investments paid to shareholders.

The calculation of the Subordinated Incentive Fee on Income for each quarter is as follows:

(A)           No Subordinated Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.706% or 7.0% annualized based on a 360-day calendar year (the “Preferred Return”) on Adjusted Capital;

(B)           100% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Preferred Return but is less than or equal to 2.132% in any calendar quarter (9.0% annualized based on a 360-day calendar year) shall be payable to the Adviser.  This portion of the Company’s Subordinated Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 20% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 2.132% (9.0% annualized based on a 360-day calendar year) in any calendar quarter; and

(C)           For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.132% (9.0% annualized based on a 360-day calendar year), the Subordinated Incentive Fee on Income shall equal 20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, as the Preferred Return and catch-up will have been achieved.

(ii)          The second part, referred to as the “Incentive Fee on Capital Gains,” shall be an incentive fee on capital gains earned on liquidated investments from the portfolio and shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement).  This fee shall equal 20.0% of the Company’s incentive fee on capital gains, which shall equal the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized and unrealized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

4.	Covenants of the Company and the Adviser.

                    The Company covenants that as of the effective date of this Agreement it is registered as an investment company under the Investment Company Act and will maintain such registration so long as required by applicable law; and the Adviser covenants that as of the effective date of this Agreement it is registered as an investment adviser under the Advisers Act and will maintain such registration so long as required under applicable law.  The Company and the Adviser each agree that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount or commission for effecting a securities transaction in excess of the amount or commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of the execution of the Company’s transactions, and with respect to research or statistical services, viewed in terms of its overall responsibilities with respect to the Company’s portfolio and the portfolio of its clients, and constitutes the best net results for the Company.

6.	Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law).  The Adviser represents that in the performance of its duties hereunder and in respect of any other person or entity for which it serves as an adviser, it will allocate investment opportunities among its clients on a basis that is fair and reasonable, and in connection therewith will consider factors it deems suitable for that purpose, including the availability of funds, investment policies and restrictions, tax effects, and other appropriate factors.  The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.           Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8.           Limitation of Liability of the Adviser; Indemnification.

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company.  Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

9.           Effectiveness, Duration and Termination of Agreement.

(a)           Term and Effectiveness.  This Agreement shall become effective as of the first date above written. This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)           Termination.  This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Company upon 60 days’ written notice to the Adviser, (A) upon the vote of a majority of the outstanding voting securities of the Company or (B) by the vote of the Company’s independent Directors, or (ii) by the Adviser upon 120 days’ written notice to the Company.  This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).  The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser and its representatives shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement

 (c)          Payments to and Duties of the Adviser Upon Termination.

(i)          After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.

(ii)         The Investment Adviser shall promptly upon termination:

(A)          Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)           Deliver to the Board all assets and documents of the Company then in custody of the Adviser; and

(C)           Cooperate with the Company to provide an orderly management transition.

10.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act.

12.	Headings; Interpretation.

The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.   The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

14.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Illinois, excluding its conflict of laws provisions.  For so long as the Company is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act.   In such case, to the extent the applicable laws of the State of Illinois, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

15.	Ownership and Use of Name.

The entire right, title and interest in and to the name “ALDA” (the “Mark”) and the goodwill attached thereto are the sole and exclusive property of the ALDA Capital, LLC, an affiliate of the Adviser.  The Adviser has the right to permit the Company to use the Mark in connection with its business so long as the Adviser continues to serve as the Company’s investment adviser pursuant to this Agreement; and the Adviser hereby grants such permission.   The Company shall change its name and cease to use the Mark, or any variation thereof, upon the Adviser’s termination as the Company’s investment adviser for any reason.  The Adviser shall have consistent rights of review, inspection and approval with respect to the Company’s use of the Mark.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

ALDA CAPITAL CORPORATION

By:
Name: Alan Gordon
Title: Chief Executive Officer

ALDA CAPITAL MANGER, LLC

By:
Name:
Title:

Appendix

Examples of Quarterly Incentive Fee Calculation

Examples of Quarterly Incentive Fee Calculation

Example 1: Income Related Portion of Incentive F ee:

Scenario 1:

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%
Preferred return(1) = 1.706%
Base Management fee(2) = 0.50%
Other expenses (legal, accounting, custodian, transfer agent, etc.)(3)  = 0.20%
Pre-Incentive Fee Net Investment Income
(investment income – (Base Management Fee + other expenses)) = 0.55%

Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate, therefore there is no Subordinated Incentive Fee on Income payable.

Scenario 2:

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.65%
Preferred return(1) = 1.706%
Base Management fee(2) = 0.50%
Other expenses (legal, accounting, custodian, transfer agent, etc.)(3)  = 0.20%
Pre-Incentive Fee Net Investment Income
(investment income – (Base Management Fee + other expenses)) = 1.95%

Subordinated Incentive Fee on Income = 100% × Pre-Incentive Fee Net Investment Income (subject to “catch-up”)(4)

= 100% × (1.95% – 1.706%)
= 0. 244%

Pre-Incentive Fee Net Investment Income exceeds the preferred return rate, but does not fully satisfy the “catch-up” provision, therefore the Subordinated Incentive Fee on Income is 0.244%

Scenario 3:

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.625%
Preferred return(1) = 1.706%
Management fee(2) = 0.50%
Other expenses (legal, accounting, custodian, transfer agent, etc.)(3)  = 0.20%
Pre-Incentive Fee Net Investment Income
(investment income – (Base Management Fee + other expenses)) = 2.925%

Catch up  = 100% x Pre-Incentive Fee Net Investment Income (subject to “catch-up”)

Subordinated Incentive Fee on Income = 100% × “catch-up” + (20% × (Pre-Incentive Fee Net Investment Income – 2.681%))

Catch-up = 2.681% – 1.706%
= 0.9750%

Subordinated Incentive Fee on Income  = (100% × 0.9750%) + (20% × (2.925% – 2.681%))
= 0.9750% + (20% × 0.244%)
= 0.9750% + 0.0488%
= 1.0238%

Pre-Incentive Fee Net Investment Income exceeds the preferred return and fully satisfies the “catch-up” provision, therefore the Subordinated Incentive Fee on Income is 1.0238%

(1)          Represents 7% annualized preferred return.

(2)	Represents 2.0% annualized Base Management Fee on average gross assets. Examples assume assets are equal to Adjusted Capital.

(3)          Excludes organizational and offering expenses.

(4)          The “catch-up” provision is intended to provide the Adviser with an incentive fee of 20.0% on all Pre-Incentive Fee Net Investment Income as if a preferred return did not apply when the Company’s net investment income exceeds 2.132% in any calendar quarter.

Example 2: Incentive Fee on Capital Gains:

Scenario 1:

Assumptions

   •    Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

   •    Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million

   •    Year 3: FMV of Investment B determined to be $25 million

   •    Year 4: Investment B sold for $31 million

 The capital gains portion of the incentive fee would be:

   •    Year 1: None

   •    Year 2: Capital gains incentive fee of $6 million ($30 million realized capital gains on sale of Investment A multiplied by 20%)

   •    Year 3: None

 $5 million (20% multiplied by ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $6 million (previous capital gains fee paid in Year 2)

   •    Year 4: Capital gains incentive fee of $200,000

 $6.2 million ($31 million cumulative realized capital gains multiplied by 20%) less $6 million (capital gains fee taken in Year 2)

Scenario 2:

Assumptions

   •    Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

   •    Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

   •    Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

   •    Year 4: FMV of Investment B determined to be $35 million

   •    Year 5: Investment B sold for $20 million

The capital gains incentive fee, if any, would be:

   •    Year 1: None

   •    Year 2: $5 million capital gains incentive fee

 20% multiplied by $25 million ($30 million realized capital gains on Investment A less unrealized capital depreciation on Investment B)

   •    Year 3: $1.4 million capital gains incentive fee(1)

 $6.4 million (20% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation)) less $5 million capital gains fee received in Year 2

(1)    As illustrated in Year 3 of Alternative 1 above, if the Company were to be wound up on a date other than December 31 of any year, the Company may have paid aggregate capital gain incentive fees that are more than the amount of such fees that would be payable if the Company had been wound up on December 31 of such year.

   •    Year 4: None

   •    Year 5: None

 $5 million (20% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $6.4 million cumulative capital gains fee paid in Year 2 and Year 3